Filed pursuant to 424(b)(3)

Registration No. 333-140887

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

SUPPLEMENT NO. 5 DATED OCTOBER 9, 2009

TO THE PROSPECTUS DATED APRIL 28, 2009

This Supplement No. 5 supplements, and should be read in conjunction with, the prospectus of Behringer Harvard Opportunity REIT II, Inc. dated April 28, 2009, Supplement No. 1 dated April 28, 2009, Supplement No. 2 dated May 15, 2009, Supplement No. 3 dated July 31, 2009, and Supplement No. 4 dated August 19, 2009.  Unless otherwise defined in this Supplement No. 5, capitalized terms used have the same meanings as set forth in the prospectus.  The purpose of this supplement is to disclose:

•                  the status of our public offering;

•                  information about our declaration of distributions for October, November, and December 2009;

•                  an amendment and restatement of our advisory management agreement; and

•                  our acquisition of a promissory note secured by a first lien mortgage on a multifamily complex in Fort Myers, Florida.

Status of Offering

We commenced the initial public offering of shares of our common stock on January 21, 2008.  As of October 2, 2009, we had accepted investors’ subscriptions for and issued approximately 12.1 million shares of our common stock pursuant to our primary offering resulting in aggregate gross proceeds of approximately $121.4 million.

Distributions

The following information describes the declaration of distributions by our board and should be read in conjunction with the “Prospectus Summary — Distribution Policy” section beginning on page 9 of the prospectus and all similar information appearing throughout the prospectus, including in the “Description of Shares — Distributions” section beginning on page 159 of the prospectus and the “Distributions” section on page 4 of Supplement No. 1 to the prospectus:

On September 29, 2009, our board of directors declared distributions payable to the stockholders of record each day during the months of October, November, and December 2009.  Distributions payable to each stockholder of record will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.0013699 per share of common stock.  If this rate were paid each day for a 365-day period, it would equal a 5.0% annualized rate based on a purchase price of $10.00 per share.  A portion of each distribution will constitute a return of capital for tax purposes.  There is no assurance that we will continue to declare daily distributions at this rate.

Amended and Restated Advisory Management Agreement

The following information describes changes to our advisory management agreement and supplements and supersedes as appropriate the disclosure in the “Management — The Advisory Management Agreement” section beginning on page 90 of the prospectus and all similar information appearing throughout the prospectus:

On October 2, 2009, we and Behringer Harvard Opportunity Advisors II LP, our advisor, entered into the Amended and Restated Advisory Management Agreement (the “Amended and Restated Agreement”) which amends and restates the Advisory Management Agreement dated June 4, 2008, as amended by the First Amendment to the Advisory Management Agreement dated August 13, 2008 (collectively, the “Original Agreement”).  The Amended and Restated Agreement changes the timing in determining the reimbursement of organization and offering expenses by us during the offering, amends certain other terms regarding the reimbursement of organization and offering expenses, and waives the reimbursement of certain organization and offering expenses.  In addition, it clarifies that acquisition expenses reimbursable to our advisor include certain non-refundable payments made in connection with an acquisition and expenses related to our advisor directly providing certain accounting and environmental services in connection with an acquisition.  Finally, the Amended and Restated Agreement permits the parties to audit the records, books and accounts of the other party, as related to any fees and reimbursements paid to our advisor.

Pursuant to the Amended and Restated Agreement, the limit on the amount of organization and offering expenses for which we are obligated to reimburse our advisor is no longer determined as of the date of reimbursement.  Instead, we will reimburse our advisor for organization and offering expenses (other than selling commissions and the dealer manager fee) incurred on our behalf until an aggregate of $7.5 million of such organization and offering expenses have been reimbursed to our advisor.  Thereafter, we will not reimburse any such organization and offering expenses until the completion of our primary offering.  Upon completion of our primary offering, we will not be required to reimburse our advisor any additional amounts and our advisor will be required to reimburse us to the extent that the total amount spent by us on organization and offering expenses (other than selling commissions and the dealer manager fee and excluding the $3.5 million of organization and offering expenses waived by our advisor (as described below)) would exceed 1.5% of the gross proceeds from the completed primary offering, unless the terms are amended by the parties upon renewal of the Amended and Restated Agreement to provide otherwise in connection with subsequent public offerings of our shares.  In addition, our advisor waived our obligation to pay $3.5 million of organization and offering expenses (other than selling commissions and the dealer manager fee) it incurred on our behalf through December 31, 2008.

The Amended and Restated Agreement further provides that if the agreement is terminated or not renewed due to a material breach by our advisor before our advisor’s or our reimbursement of organization and offering expenses, the appropriate party must make any necessary reimbursement within 90 days after the end of the year in which the primary offering terminates such that organization and offering expenses (other than selling commissions and the dealer manager fee) paid by us and related to the primary offering through the termination date do not exceed 1.5% of the gross proceeds from the completed primary offering. If the agreement is terminated or not renewed for reasons other than a material breach by our advisor, the Amended and Restated Agreement requires the appropriate party to make any necessary reimbursement within 90 days after the end of the year in which the primary offering terminates such that organization and offering expenses (other than selling commissions and the dealer manager fee) paid by us and related to the primary offering through the termination date do not exceed 1.5% of the gross offering proceeds from the completed primary offering.

The Amended and Restated Agreement also amends the definition of acquisition expenses to clarify that if our advisor directly provides services formerly provided or usually provided by third parties, including without limitation accounting services related to the preparation of audits required by the SEC, property condition reports, title services, title insurance, insurance brokerage or environmental services related to the preparation of environmental assessments in connection with a prospective or completed investment, the direct employee costs and burden to our advisor of providing these services will be acquisition expenses.  These services will not be considered services for which our advisor is entitled to compensation in the form of a separate fee.  Pursuant to the Amended and Restated Agreement, acquisition expenses also include any payments made to (i) a prospective seller of an asset, (ii) an agent of a prospective seller of an asset, or (iii) a party that has the right to control the sale of an asset intended for investment by us that are not refundable and that are not ultimately applied against the purchase price for such asset.

In addition, pursuant to the Amended and Restated Agreement, both we and our advisor have the right to audit the books and accounts of the other party to ascertain whether all payments have been properly determined and paid.  If the audit conclusively reveals an overpayment or underpayment of fees, we or our advisor must promptly pay to the other party the amount of the overpayment or underpayment, as the case may be, except that we will credit any overpayment against amounts previously waived or forgiven by our advisor (including the $3.5 million waiver of organization and offering expense reimbursement). Pursuant to the Amended and Restated Agreement, any underpayment or overpayment will not be deemed a breach of the agreement unless and until an audit performed in accordance with the Amended and Restated Agreement is completed and the party who was obligated to make a payment as a result of the audit has failed to do so.

Compensation to Our Advisor and Its Affiliates

The following sections of the prospectus are revised solely in relation to the changes effected by the Amended and Restated Advisory Management Agreement described above.  The following revised “Reimbursement of Other Organization and Offering Expenses” and “Acquisition Expenses” line items replace and supersede the same line items in the “Prospectus Summary — Compensation to Our Advisor and Its Affiliates” section of the prospectus beginning on page 12 and the “Management — Management Compensation” section beginning on page 97 of the prospectus, and all similar information appearing throughout the prospectus.  In addition, footnotes 4 and 5 remain associated with the “Acquisition Expenses” line item in the Management — Management Compensation” section beginning on 97 of the prospectus and footnote 4 is replaced and superseded as follows below:

Reimbursement of Other Organization and Offering Expenses – Behringer Harvard Opportunity Advisors II or its affiliates

With respect to our primary offering, we will reimburse our advisor for organization and offering expenses that it incurs on our behalf (other than selling commissions and the dealer manager fee) until an aggregate of $7.5 million of such expenses have been reimbursed to our advisor.  Thereafter, we will not reimburse any such organization and offering expenses until the completion of our primary offering.  Upon completion of our primary offering, we will not be required to reimburse our advisor any additional amounts and our advisor will be required to reimburse us to the extent that the total amount spent by us on organization and offering expenses (other than selling commissions and the dealer manager fee) would exceed 1.5% of the gross proceeds from the completed primary offering.  Our advisor and its affiliates will be responsible for the payment of organization and offering expenses related to our primary offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross proceeds from the primary offering.  We may not amend our advisory management agreement to increase the amount we are obligated to pay our advisor with respect to organization and offering expenses during this primary offering.  Under no circumstances may our total organization and offering expenses (including selling commissions and dealer manager fees) exceed 11% of gross proceeds from this primary offering or 15% of gross proceeds from any subsequent offerings.

$15,000,000

Acquisition Expenses – Behringer Harvard Opportunity Advisors II or its affiliates

Our advisor or its affiliates receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve.  Our advisor or its affiliates also receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment.  In addition, to the extent our advisor or its affiliates directly provide services formerly provided or usually provided by third parties, including without limitation accounting services related to the preparation of audits required by the SEC, property condition reports, title services, title insurance, insurance brokerage or environmental services related to the preparation of environmental assessments in connection with a prospective or completed investment the direct employee costs and burden to our advisor of providing these services will be acquisition expenses.  We also pay third parties, or reimburse the advisor or its affiliates, for any investment-related

Actual amounts cannot be determined at the present time.

expenses due to third parties in the case of a completed investment, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs.  In addition acquisition expenses include any payments made to (i) a prospective seller of an asset, (ii) an agent of a prospective seller of an asset, or (iii) a party that has the right to control the sale of an asset intended for investment by us that are not refundable and that are not ultimately applied against the purchase price for such asset.   Except as described above with respect to services customarily or previously provided by third parties, our advisor is responsible for paying all of the expenses it incurs associated with persons employed by the advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel.  Our advisor is also responsible for paying all of the investment-related expenses that we or our advisor incurs that are due to third parties or related to the additional services provided by our advisor as described above with respect to investments we do not make.

(4)          Notwithstanding the method by which we calculate the payment of acquisition and advisory fees and acquisition expenses, as described in the table, our charter and the NASAA REIT Guidelines limit the amount of acquisition and advisory fees and acquisition expenses we can incur to a total of 6% of the contract purchase price of a property or, in the case of a mortgage, bridge or mezzanine loan or other investment, to 6% of the funds advanced.  This limit may only be exceeded if a majority of our independent directors approves the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us.  Acquisition and advisory fees may be payable subsequent to the date of acquisition of a property in connection with the expenditure of funds for development, construction or improvement of a property, to the extent we capitalize such costs.  Although our charter permits combined acquisition fees and expenses to equal 6% of the purchase price, our advisory management agreement limits these fees and expenses to (1) an acquisition fee equal to 2.5% of the funds paid and/or budgeted in respect of the purchase, development, construction or improvement of each asset we acquire, and 2.5% of the funds advanced in respect of a loan or other investment, (2) a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve, a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment, reimbursement of certain expenses related to our advisor providing accounting and environmental services in connection with a completed acquisition, third-party investment expenses in the case of a completed investment, and certain non-refundable payments made in connection with any acquisition, (3) debt financing fees of up to 1.0% of the loan or line of credit made available to us and (4) development fees paid to an affiliate of our advisor if such affiliate provides the development services and if a majority of our independent directors determines that such development fee is fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.  Our advisor may forego or reduce any of these fees so they do not exceed our charter limitation of 6%.  Any increase in these fees stipulated in the advisory management agreement would require the approval of a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction.

Estimated Use of Proceeds

The following section of the prospectus is revised solely in relation to the changes effected by the Amended and Restated Advisory Management Agreement described above.  The following bulleted point statements and footnote 4 replace and supersede the similar bulleted point statements and footnote 4 in the “Estimated Use of Proceeds” section beginning on page 77 of the prospectus:

•                  In addition to amounts paid to Behringer Securities for selling commissions and the dealer manager fee, with respect to our primary offering, we will reimburse our advisor for organization and offering expenses that it incurs on our behalf (other than selling commissions and the dealer manager fee) until an aggregate of $7.5 million of such expenses have been reimbursed to our advisor.  Thereafter, we will not reimburse any such organization and offering expenses until the completion of our primary offering.  Upon completion of our primary offering, we will not be required to reimburse our advisor any additional amounts and our advisor will be required to reimburse us to the extent that the total amount spent by us on organization and offering expenses (other than selling commissions and the dealer manager fee) would exceed 1.5% of the gross proceeds from the completed primary offering.  Our advisor and its affiliates will be responsible for the payment of organization and offering expenses related to our primary offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from the primary offering, without recourse against or reimbursement by us.  Our contractual obligation to reimburse our advisor for these organization and offering expenses is limited to the extent set forth in the following table.  We may not amend our advisory management agreement to increase the amount we are obligated to pay our advisor with respect to organization and offering expenses during this primary offering.  Under no circumstances may our total organization and offering expenses (including selling commissions and dealer manager fees) exceed 11% of gross proceeds from this primary offering or 15% of gross proceeds from any subsequent offerings.

Organization and offering expenses (other than selling commissions and the dealer manager fee) are defined generally as any and all costs and expenses incurred by us in connection with our formation, preparing us for this offering, the qualification and registration of this offering and the marketing and distribution of our shares in this offering, including, but not limited to, accounting and legal fees (including our dealer manager’s legal fees), amending the registration statement and supplementing the prospectus, printing, mailing and distribution costs, filing fees, amounts to reimburse our advisor or its affiliates for the salaries of employees and other costs in connection with preparing supplemental sales literature, telecommunication costs, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts, the cost of bona fide training and education meetings held by us (including the travel, meal and lodging costs of registered representatives of broker-dealers), attendance fees and cost reimbursement for employees of our advisor and its affiliates to attend retail conferences conducted by broker-dealers.

•                  Our advisor or its affiliates receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve.  Our advisor or its affiliates also receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment.  In addition, to the extent our advisor or its affiliates directly provide services formerly provided or usually provided by third parties, including without limitation accounting services related to the preparation of audits required by the SEC, property condition reports, title services, title insurance, insurance brokerage or environmental services related to the preparation of environmental assessments in connection with a prospective or completed investment the direct employee costs and burden to our advisor of providing these services will be acquisition expenses.  We also pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs.  In addition acquisition expenses include any payments made to (i) a prospective seller of an asset, (ii) an agent of a prospective seller of an asset, or (iii) a party that has the right to control the sale of an asset intended for investment by us that are not refundable and that are not ultimately applied against the purchase price for such asset.   Except as described above with respect to services customarily or previously provided by third parties, our advisor is responsible for paying all of the expenses it incurs associated with persons employed by the advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel.  Our advisor is also responsible for paying all of the investment-related expenses that we or our advisor incurs that are due to third parties or related to the additional services provided by our advisor as described above with respect to investments we do not make.

(4)   Our advisor or its affiliates receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction, or improvement in the case of assets that we acquire and intend to develop, construct or improve.  Our advisor or its affiliates also receive a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment.  In addition, to the extent our advisor or its affiliates directly provide services formerly provided or usually provided by third parties, including without limitation accounting services related to the preparation of audits required by SEC, property condition reports, title services, title insurance, insurance brokerage or environmental services related to the preparation of environmental assessments in connection with a prospective or completed investment the direct employee costs and burden to our advisor of providing these services will be acquisition expenses.  We also pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs.  In addition acquisition expenses include any payments made to (i) a prospective seller of an asset, (ii) an agent of a prospective seller of an asset, or (iii) a party that has the right to control the sale of an asset intended for investment by us that are not refundable and that are not ultimately applied against the purchase price for such asset.  Except as described above with respect to services customarily or previously provided by third parties, our advisor is responsible for paying all of the expenses it incurs associated with persons employed by the advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel.  Our advisor is also responsible for paying all of the investment-related expenses that we or our advisor incurs that are due to third parties or related to the additional services provided by our advisor as described above with respect to investments we do not make.  For purposes of this table, we have assumed that the non-accountable acquisition expense reimbursements and reimbursements of third-party investment expenses or additional services in the case of completed investments would average 0.5% of the contract purchase price of property acquisitions but the amount is not limited to any specific amount.  Our charter limits acquisition fees and expenses to 6% of the purchase price of properties or 6% of the funds advanced in the case of mortgage, bridge or mezzanine loans or other investments.

Certain Conflict Resolution Procedures

The following section of the prospectus is revised solely in relation to the changes effected by the Amended and Restated Advisory Management Agreement described above.  The following paragraph replaces and supersedes the similar paragraph in the “Conflicts of Interest — Certain Conflict Resolution Procedures” section beginning on page 109 of the prospectus:

Our charter also limits the amount of acquisition fees and acquisition expenses we can incur to a total of 6% of the contract purchase price for the property or, in the case of a mortgage loan, to 6% of the funds advanced.  This limit may only be exceeded if a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction approve the fees and expenses and find the transaction to be commercially competitive, fair and reasonable to us.  Although our charter permits combined acquisition fees and expenses to equal 6% of the purchase price, our advisory management agreement limits these fees and expenses to (1) an acquisition fee equal to 2.5% of the funds paid and/or budgeted in respect of the purchase, development, construction or improvement of each asset we acquire and 2.5% of the funds advanced in respect of a loan or other investment, (2) a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve, a non-accountable acquisition expense reimbursement in the amount of 0.25% of the funds advanced in respect of a loan or other investment, reimbursement of certain expenses related to our advisor providing accounting and environmental services in connection with a completed acquisition, third-party investment expenses in the case of a completed investment, and certain non-refundable payments made in connection with any acquisition, (3) debt financing fees of up to 1.0% of the loan or line of credit made available to us and (4) development fees paid to an affiliate of our advisor if such affiliate provides the development services and if a majority of our independent directors determines that such development fee is fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties.  Our advisor may forego or reduce any of these fees so they do not exceed our charter limitation of 6%.  Any increase in these fees stipulated in the advisory management agreement would require the approval of a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction.

Plan of Distribution

The following section of the prospectus is revised solely in relation to the changes effected by the Amended and Restated Advisory Management Agreement described above.  The following paragraph replaces and supersedes the similar paragraph in the “Plan of Distribution — Compensation We Pay for the Sale of Our Shares” section beginning on page 173 of the prospectus:

Under the rules of FINRA, total underwriting compensation, including selling commissions, the dealer manager fee, wholesaling compensation, expenses relating to sales services, due diligence expenses, and any non-cash sales incentives, may not exceed 10% of our gross offering proceeds, provided that amounts paid for reimbursement of bona fide due diligence expenses are not subject to this 10% cap on underwriting compensation but are currently limited to 0.5% of our gross offering proceeds.  FINRA and many states also limit our total organization and offering expenses to 15% of gross offering proceeds.  In addition to amounts paid to Behringer Securities for selling commissions and the dealer manager fee, we will reimburse our advisor for organization and offering expenses that it incurs on our behalf (other than selling commissions and the dealer manager fee) until an aggregate of $7.5 million of such expenses have been reimbursed to our advisor.  Thereafter, we will not reimburse any such organization and offering expenses until the completion of our primary offering.  Upon completion of our primary offering, we will not be required to reimburse our advisor any additional amounts and our advisor will be required to reimburse us to the extent that the total amount spent by us on organization and offering expenses (other than selling commissions and the dealer manager fee) would exceed 1.5% of the gross proceeds from the completed primary offering.  Our advisor and its affiliates will be responsible for the payment of organization and offering expenses related to our primary offering (other than selling commissions and the dealer manager fee) to the extent they exceed 1.5% of gross offering proceeds from the primary offering, without recourse against or reimbursement by us.

Palms of Monterrey Note

The following information describes our recent investment and should be read in conjunction with the “Operating Information — Real Estate Investment Portfolio” section in Supplement No. 1 to the prospectus:

On October 2, 2009, 15250 Sonoma Drive, LLC (“Sonoma”), a joint venture formed between Behringer Harvard Palms of Monterrey, LLC, a wholly owned subsidiary of our operating partnership, and DD-CTP, LLC, an entity formed between DeBartolo Development, LLC and Christian Tyler Properties, LLC, purchased, at a discount, a promissory note secured by a first lien mortgage and the loan documents related thereto (the “Palms of Monterrey Note”) for $25.4 million plus closing costs from the Federal Deposit Insurance Corporation as Receiver for Corus Bank, N.A. (“Corus”).  Behringer Harvard Palms of Monterrey, LLC owns a 90% percentage interest in the joint venture and DD-CTP, LLC, an unaffiliated third party, owns the remaining 10% percentage interest and a carried interest after a preferred return to the members based on their respective capital contributions.  Behringer Harvard Palms of Monterrey, LLC is the managing member of the joint venture.  The principal balance and accrued interest owed on the Palms of Monterrey Note at the date of purchase was $65.8 million.  The investment was funded with proceeds from our ongoing public offering.

Corus originated the Palms of Monterrey Note on March 21, 2006 in the principal amount of $69 million for the purpose of acquiring a 408-unit multifamily complex known as “The Palms of Monterrey” located at 15250 Sonoma Drive in Fort Myers, Florida, and converting the multifamily complex into condominium residential units for sale.  The borrower under the Palms of Monterrey Note is BTS Monterrey Holdings LLC (“BTS”).  The Palms of Monterrey Note originally accrued interest at the greater of:  (i) 6.75%, or (ii) LIBOR plus 3.75% and is secured by a first lien mortgage on The Palms of Monterrey property.

BTS Monterrey LLC (the “Original Parent”) was the original parent entity of BTS and the borrower under a mezzanine loan in the original principal amount of $8.7 million (the “Mezzanine Loan”) from MTRY Funding, LLC, an unrelated third party (“Mezzanine Lender”), made in connection with the acquisition and proposed conversion of The Palms of Monterrey property by BTS.  The Mezzanine Loan was secured by a pledge of the Original Parent’s membership interest in BTS.  The Original Parent defaulted on the Mezzanine Loan.  In lieu of foreclosing on the pledge of membership interests, the Mezzanine Lender accepted an assignment of the membership interests in BTS and is now the sole legal and beneficial owner of BTS.  Corus approved the assignment of membership interests in BTS to Mezzanine Lender and, as a condition of reinstating and amending the loan under the Palms of Monterrey Note as requested by Mezzanine Lender, Corus required Mezzanine Lender to cure the monetary defaults existing at such time under the Palms of Monterrey Note and to execute a non-recourse carve-out guaranty in favor of Corus.  The Mezzanine Loan remains outstanding and is subordinate to the Palms of Monterrey Note.

The Palms of Monterrey Note matured on March 19, 2008 (“Original Maturity Date”), but BTS failed to pay the outstanding principal and interest due under the Palms of Monterrey Note on the Original Maturity Date.  BTS and Corus entered into a forbearance agreement whereby BTS was required to make certain payments of principal and interest as a condition precedent to a loan amendment which would, among other things, extend the term of the loan.

BTS failed to make the principal and interest payments required under the forbearance agreement.  BTS is currently in default under the Palms of Monterrey Note and the forbearance agreement.  The loan amendment extending the loan was never executed.  The conversion of The Palms of Monterrey property to condominium units was not completed, none of the units were sold, and it is currently operated as a multifamily complex.  Sonoma is pursuing its remedies available under the Palms of Monterrey Note, at law and at equity, including enforcement of the first lien mortgage through judicial foreclosure, involuntary receivership, or accepting a deed-in-lieu of foreclosure of the property securing the loan.